UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park,

Greenwich, Connecticut 06831

(Address of principal executive offices)

(855) 976-4636

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

As previously reported on a Current Report on Form 8-K filed by XPO Logistics, Inc. (the “Company”) on September 18, 2014, the Company completed the issuance and sale on September 16, 2014 of 10,702,934 shares (the “Purchased Common Shares”) in the aggregate of Company common stock, par value $0.001 per share (the “Company Common Stock”), and 371,848 shares (the “Purchased Preferred Stock” and together with the Purchased Common Shares, the “Purchased Securities”) in the aggregate of Series B Convertible Perpetual Preferred Stock of the Company in a private placement to Public Sector Pension Investment Board, an affiliate of GIC, Singapore’s sovereign wealth fund, and Ontario Teachers’ Pension Plan Board. The total proceeds to the Company from the issuance and sale of the Purchased Securities were approximately $700.0 million.

As further previously reported on a Current Report on Form 8-K filed by the Company on December 24, 2014, at a Special Meeting of Stockholders of the Company held on December 23, 2014 (the “Special Meeting”), the Company’s stockholders approved the issuance of shares of Company Common Stock upon the conversion of the Purchased Preferred Stock. Immediately following the Special Meeting, the Purchased Preferred Stock was automatically converted into 12,128,115 shares of Company Common Stock. No additional consideration was received by the Company in connection with the conversion of the Purchased Preferred Stock into Company Common Stock.

The issuance of the 12,128,115 shares of Company Common Stock in conversion of the Purchased Preferred Stock is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, or any state securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2014	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Senior Vice President and General Counsel